EXHIBIT 10.25
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement ("Agreement") is made by and between Sanmina Corporation, for itself and on behalf of all its subsidiaries and affiliates, hereinafter referred to as the “Company,” and Gerry Fay, hereinafter referred to as “Employee” and is dated as of September 14, 2018 (the “Effective Date”).
WHEREAS, Employee has been employed by the Company or a subsidiary of the Company since July 27, 2017;
WHEREAS, as a result of the elimination of the position held by Employee with the Company, Employee will cease to be employed by the Company on September 28, 2018 (the “Termination Date”); and
WHEREAS, in connection with this event, the parties wish to provide certain payments and releases of claims.
NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the “Parties”) hereby agree as follows:
1.Termination of Employment and Separation Payment; Consulting Relationship.
(a)Employee’s employment with the Company shall terminate at the close of business on the Termination Date. Beginning on the Termination Date, Employee shall perform the duties described in Exhibit A hereto as a consultant through January 28, 2019. For the avoidance of doubt this date is the vest date for 5,000 RSU’s granted on August 15th 2017.
(b)On the Payment Date, the Company shall pay Employee a lump sum of $250,000.00. The Payment Date shall be the next regular payroll date of the Company following the Termination Date.
(c)The payment specified in Section 1(b) above shall be subject to applicable withholding obligations of the Company, including without limitation, obligations to withhold for applicable federal, state and local income and employment taxes.
2.No Other Benefits. Employee shall not be entitled to participate in any of the Company’s benefit plans following the Termination Date, except as provided in such plans.
3.    Employer Property/Non Disclosure of Confidential Business Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company, copy attached hereto as Exhibit B. Employee shall immediately return all the Company property, and confidential and proprietary information that is in his possession.

4.    Non-disparagement. Neither Employee nor the Company shall make any disparaging, negative or untrue statements about the other, including, in the case of Employee, disparaging, negative or untrue statements about the Company, its products, business affairs or employees.

5.     Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, and wages, and any and all other benefits due to Employee as of the Effective Date of this Agreement (other than payment of salary accrued through the Effective Date payable by the Company in arrears).

6.    Release of Claims. In consideration of the payment described in Section 1(b) above, on behalf of himself and his heirs, family members, executors and assigns, Employee hereby fully and forever releases the Company and its officers, directors, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, including but not limited to:
(a)     any and all claims relating to or arising from Employee’s employment         relationship with the Company and the termination of that relationship;

(b)
any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c)
any claim under federal, state, or local law which provides civil remedies for any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Federal Family Medical Leave Act, the Fair Labor Standards Act (as amended), the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act and New York Law Against Discrimination;

(d)	any and all claims for violation of the federal, or any state constitution;

(e)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(f)    any and all claims for attorneys' fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.
7. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement from the date Employee received the agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) in the event Employee wishes to revoke the Agreement, he must submit such revocation in writing and deliver to Alan Reid, Executive Vice President, Global Human Resources within seven (7) days following his signing of the Agreement; and (e) this Agreement shall not be effective until the revocation period has expired.
8. Civil Code Section 1542. Employee represents that he is not aware of any claim by him other than the claims that are released by this Agreement. Employee acknowledges that California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
9. Non-Solicitation. For a period of one (1) year from the Termination Date, in order to protect the confidential information of the Company, Employee agrees that he will not, directly or indirectly, or by action in concert with others, influence, induce or seek to influence or induce any person who is engaged as a employee, agent or independent contractor of the Company to terminate his or her relationship with the Company.
10. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.
11. Final and Binding Arbitration; Governing Law. The Parties agree that in the event any disputes arise relating to the terms of this Agreement, their interpretation, and any of the matters herein released, the Parties shall submit such disputes to final and binding arbitration in San Jose, California before the American Arbitration Association (AAA) applying the laws of the State of California, notwithstanding any conflict of laws rules. The Company shall be responsible for any arbitration filing fee and other case management or administrative fee required by AAA; otherwise, each party will be responsible for their costs and attorneys’ expenses. The cost of the arbitrator and, if charged separately, meeting room will be split equally between the parties.
12. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement and Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise against any of the claims or causes of action released herein.
13. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
14. Assignment. Employee’s rights and obligations under this Agreement shall not be assignable by Employee. The Company's rights and obligations under this Agreement shall be assignable by the Company.
15. Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, Employee and the Company, their respective heirs, executors, administrators and assigns. In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the assets shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement.
16. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
17. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
18. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee with respect to his employment relationship with the Company, his compensation by the Company and his separation from the Company and supersedes and replaces any and all prior agreements and understandings with respect thereto; provided, however, that the Confidentiality Agreement referred to in Section 3 hereof shall not be superseded by this Agreement.
19. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company’s Executive Vice President, Global Human Resources.

20. Effective Date. This Agreement is effective on the eighth (8th) day after it has been signed by both Parties.
21. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
22. Voluntary Execution of Agreement. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SANMINA CORPORATION

Dated: _September 14, 2018             By _____/s/ Alan Reid_______________________
Alan Reid
Executive Vice President, Global Human Resources

Dated: September 15, 2018             _/s/ Gerry Fay_______________________                                Gerry Fay

EXHIBIT A

CONSULTANT DUTIES

Employee’s duties as a consultant shall be to provide assistance to management relating to customer relationships and supply chain management, as requested by management. In addition, Employee shall assist in such other transition projects as shall be specified by the Chief Executive Officer of the Company.

EXHIBIT B

CONFIDENTIALITY AGREEMENT EXECUTED BY EMPLOYEE